Exhibit 10.3

EXCLUSIVE LICENSE AGREEMENT
For Licensing Patent Rights

THIS AGREEMENT is made and entered into this _____ of November, 2007, by and between the Regents Of The University Of Colorado, a body corporate, having its principal office at 1800 Grant Street, 8th Floor, Denver, CO 80203 (hereinafter “University”) and V-Clip Pharmaceuticals, Inc.(“V-Clip”), a California corporation having its principal office at 1321 Mountain View Circle, Azusa, California 91702, and Viral Genetics, Inc, a Delaware corporation having its principal office at 1321 Mountain View Circle, Azusa, California 91702 (“Viral Genetics”).

WITNESSETH

WHEREAS, University is the owner of certain Patent Rights (as later defined herein) developed by inventor Dr. Karen Newell (“Dr. Newell”), et al., and has the right to grant licenses under said Patent Rights, and;

WHEREAS, V-Clip and Viral Genetics  are interested in licensing and further developing the Patent Rights for commercial applications, and;

WHEREAS, University desires to have the Patent Rights developed and commercialized to benefit the public and is willing to grant a license hereunder;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

1.01          “Licensee” shall mean V-Clip, but in the event of, and upon, merger of V-Clip entirely into Viral Genetics, Inc., then licensee shall mean Viral Genetics, Inc.

1.02          “Affiliate(s)” shall mean every corporation, or entity, which, directly or indirectly, or through one or more intermediaries, controls, is controlled by, or is under common control with Licensee.  For the purposes of this definition, the term “control” means (a) beneficial ownership of at least fifty percent (50%) of the voting securities of a business organization with voting securities, or (b) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or business organization without voting securities.

1.03          “Effective Date” shall mean the date of the last signature on this Agreement.

1.04          “Fields of Use” shall mean the fields of use identified in Appendix B.

1.05          “Know-How” shall mean, and be limited to: (a) University's proprietary information that has been created, developed, or fixed in any tangible medium of expression prior to or as of the Effective Date and which is directly related to the use of, or desirable for the practice of, the licensed Patent Rights; and (b) University's proprietary information that is directly related to the use of, or desirable for the practice of, the licensed Patent Rights developed by Dr. Newell after the Effective Date while Dr. Newell remains an employee of University and is an active participant in Licensee as an employee, board member or consultant.

1.06         “Licensed Process(es)” shall mean any process, art, or method that is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights.

1.07         “Licensed Product(s)” shall mean any:

(a)           product or part thereof that is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any such product or part thereof is made, used or sold; and

(b)           product, apparatus, or part thereof that is manufactured by using a process covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any Licensed Processes is used.

1.08         “Net Sales” shall mean the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of Licensee or its Affiliates, and from leasing, renting, or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less returns and allowances, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced and paid), and wholesaler and cash discounts in amounts customary in the trade to the extent actually granted.  No deductions shall be made for commissions, or for the costs of collections.  Net Sales shall also include the fair market value of any non-cash consideration received by Licensee or its Affiliates for the sale, lease, or transfer of Licensed Products or Licensed Processes.

1.09         “Patent Rights” shall mean all of the following University intellectual property:

(a)           the United States and foreign patents and/or patent applications,  provisional patent applications, and invention disclosures listed in Appendix A;

(b)           United States and foreign patents issued from the applications listed in Appendix A and from divisionals and continuations of these applications;

(c)           claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, that are directed to subject matter specifically described in the U.S. and foreign applications listed in Appendix A;

(d)           claims of all foreign patent applications, and of the resulting patents, that are directed to subject matter specifically described in the United States patents and/or patent applications described in (a), (b) or (c) above; and

(e)           any reissues of United States patents described in (a), (b) or (c) above.

1.10         “Territory” shall be as stated in Appendix B.

ARTICLE  2      GRANT OF RIGHTS AND ACCEPTANCE

2.01         University hereby grants and Licensee accepts, during the term and subject to the terms and conditions of this Agreement, and further subject to University's right to do so without incurring liability to third parties,

(a)           an exclusive license to use the Know-How in the Territory and in the Field of Use; and

(b)           an exclusive license of University’s Patent Rights in the Territory to make , use, sell, offer to sell, and import any Licensed Product(s) in the Field of Use and to practice any Licensed Process(es) in the Field of Use.

2.02         This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of University other than licensed Patent Rights.

2.03         This Agreement shall be subject to the mandatory public laws in any country where this Agreement will produce an effect.

ARTICLE 3      FUTURE IMPROVEMENTS AND ADDITIONS

3.01          Improvements.  Provided that Dr. Newell is at the time obligated to assign intellectual property to University and is involved as an employee, board member, or consultant to Licensee, and in the event that Dr. Newell, or anybody working in a laboratory under the supervision or direction of Dr. Newell develops any patentable invention the practice of which would also require the practice of an invention claimed in or covered by the Licensed Patent Rights and which is a modification of, or addition to, the invention claimed in or covered by the Licensed Patent Rights in (“Improvement”), then University shall disclose each such Improvement to Licensee in reasonable written detail.  All Improvements made in the Field of Use as a result of the sponsored research of Article 8 (“SRA Improvements”) will be considered part of this Agreement at no additional cost to Licensee, and all Improvements in the Field of Use not resulting from such sponsored research (“Non-SRA Improvements”) shall be considered part of this Agreement provided that Licensee makes a one time up front payment of twenty thousand dollars ($20,000) to University for each such Non-SRA Improvement within sixty (60) days of the disclosure of each such Non-SRA Improvement to Licensee; provided, however that all such payments shall be waived the until execution of the Sponsored Research Agreement referred to in Article 8.

3.02          Independent Inventions.  Provided that Dr. Newell is at the time obligated to assign intellectual property to University and is involved as an employee, board member, or consultant to Licensee, University hereby grants to Licensee an exclusive option (“Option”) to obtain the exclusive, worldwide, commercial rights to each Independent Invention on terms and conditions to be negotiated by the parties following the exercise by Licensee of the Option.  Licensee shall have [REDACTED]from the date of disclosure by University to exercise the Option.  An Independent Invention shall be an invention that:

(a)           Is made by Dr. Newell, or anybody working in a laboratory under the supervision or direction of Dr. Newell; and

(b)           Is in the Field of Use, the practice of which would not require the practice of an invention claimed in or covered by the Licensed Patent Rights and

(c)            Is not subject to any prior contractual or legal obligations.

3.03         Field of Use Expansion.  University shall disclose to Licensee in reasonable written detail, after the University’s Technology Transfer Office (“TTO”) receives notification from the inventor(s) of such invention, each invention that has been made that would be an Improvement or an Independent Invention that would involve applications outside the Field of Use, and Licensee shall have a [REDACTED] exclusive right of first negotiation to expand the Field of Use hereunder (provided there are no conflicts with pre-existing University obligations) to include such invention in one or more additional fields for Licensed Product or Licensed Process (for example, and by way of example only, in the diagnosis or treatment of bacterial or other viral diseases not already included in The Fields of Use), on terms and conditions to be negotiated by the parties based on industry economic and diligence standards; provided, however, that said right of first negotiation shall not extend to the fields of autoimmune diseases or energy metabolism.

3.04         University shall disclose each Independent Invention to Licensee in reasonable written detail after the TTO receives notification from the inventor(s) that such Independent Invention has been made, and Licensee shall have [REDACTED] days (the “Option Period”) following receipt of such invention disclosure to exercise the Option with respect to such Independent Invention by delivering to University written notice indicating that Licensee desires to exercise the Option.  Upon such notice, the parties shall negotiate in good faith for a period of up to sixty (60) days commercially reasonable terms and conditions for a license under the intellectual property rights relating to such Independent Invention;

3.05         Notwithstanding any other provision in this Agreement to the contrary, and whether or not such work is in the Field or Field of Use Expansion, University shall not own or have (and nothing in this Agreement shall constitute a grant of) any rights in, to or under any patents, inventions, technology, know how, or other intellectual property:

(a)           That may be created or developed at any time by Licensee, or by Karen Newell working or consulting at Licensee independent of her work performed or contemplated under funded research or employment agreement at the University, using Licensee’s own facilities, for Licensee’s own account and benefit; or

(b)           That may be created or developed at any time by Licensee, using its own facilities, or under a contract with, or under a grant from, a Third Person

ARTICLE 4      SUBLICENSING

4.01         Upon prior written approval by University, such approval not to be unreasonably withheld, Licensee and or its Affiliates may sublicense to one or more third parties the rights granted in Article 2 subject to the following limitations:

(a)           Licensee agrees that any sublicenses granted by it shall impose restrictions and conditions upon sublicensees at least equivalent in scope to those imposed upon Licensee;

(b)           Licensee agrees that, in the event University terminates this Agreement pursuant to §12.03, any sublicenses granted, in University's sole discretion, shall be directly enforceable by University; and

(c)           Licensee agrees that any sublicenses granted shall adequately protect University's security and property interest in University's Know-How and Patent Rights.

4.02         Licenses transferred to Affiliates shall not be considered sublicenses for purposes herein unless such Affiliates are involved in the use of the Licensed Process or Patent.

4.03         Any sublicenses granted by Licensee shall provide only for cash consideration from sublicensees unless University has expressly consented otherwise in writing in advance, which consent shall not be unreasonably withheld.

4.04         Licensee agrees to forward to University a copy of each fully executed sublicense agreement postmarked within thirty (30) days of the execution of such agreement.

ARTICLE 5      GOVERNMENT AND UNIVERSITY RIGHTS

5.01         Notwithstanding any use of descriptive terms within this Agreement such as “exclusive”, this Agreement is subject to all of the terms and conditions of Title 35 U.S.C. §§ 200 et al (“Bayh-Dole Act”) and 37 C.F.R. 401, as such may be amended.  Further, Licensee agrees to take all reasonable action necessary to enable University to satisfy its obligations under the Bayh-Dole Act.

5.02         University shall have the non-transferable right to practice the Patent Rights and Know-How for its own research and education, including sponsored research, provided that the sponsor, other than a government agency under Bayh-Dole, has no right in the results of such sponsored research.

5.03         University shall have the right to publish any information included in the Patent Rights and the Know-How provided that University provides Licensee with a copy of the proposed publication at least thirty (30) days prior to publication, and takes reasonable steps to avoid the loss of any patent rights as a result of University exercising its rights under this Article 5.

ARTICLE 6      ROYALTIES

6.01         Licensee agrees to pay University a nonrefundable and non-creditable license issue fee as set forth in Appendix C.

6.02         Licensee agrees to pay to University an annual, nonrefundable minimum royalty as set forth in Appendix C.  The minimum annual royalty is due and payable on first business day of each calendar year and may be credited against any Earned Royalties, including Eearned Sublicense Royalties, due for net sales made that year.

6.03         Licensee agrees to pay University the Earned Royalty set forth in Appendix C.  In the event that the Patent Rights are dominated by an issued patent that is owned or controlled by a third party (the "Dominant Patent") and Licensee enters into a license with said third party with respect to the Dominant Patent, whether before or after the Effective Date, and agrees to pay a royalty thereunder in order to make, use, or sell the Licensed Products or Licensed Processes, the royalty specified in Appendix C shall be adjusted for stacking in accordance with Article 6.06.

6.04         Licensee agrees to pay University benchmark royalties as set forth in Appendix C.

6.05         Licensee agrees to pay University sublicensing royalties, in the percentages as set forth in Appendix C, of all consideration in any form received by Licensee or Affiliates in connection with a grant to any third party of a sublicense of the rights granted in Article 2 (“Sublicense Revenue”).  Sublicense Revenue shall include without limitation up front fees, maintenance fees, royalties on net sales by sublicensees, milestone payments, the unearned portion of any minimum royalties, equity, and research and development funding in excess of the costs of performing such research and development.  Royalty for sublicenses shall not in any event include any amount paid to Licensee by any sublicensee or other person, (a) as fair consideration for research and/or development services, (b) as an investment or loan to Licensee, or (c) as consideration for any other property, rights or services that have been or are expected to be furnished by Licensee to such sublicensee or person.

6.06         In the event that the Licensee must enter into a license with a third party and agrees to pay a royalty thereunder in order to make, use, or sell a Licensed Product(s), the Earned Royalty shall be reduced by fifty percent (50%) of  the royalty paid to said third party during a given reporting period. However, in no event shall the Earned Royalty paid to University be less one half the specified royalty.

6.07         No multiple royalties shall be payable because any Licensed Products or Licensed Processes are covered by more than one of the Patent Rights.

6.08         On sales of Licensed Products by Licensee to sublicensees or on sales made in other than arm’s-length transactions, the value of the Net Sales attributed under this Article 6 to such a transaction shall be that which would have been received in an arm’s-length transaction, based on a like transaction at that time.

6.09         Unless otherwise provided herein, all payments required under this Agreement shall be due within thirty (30) days of written notice from University.  Payments past due shall bear interest at the rate of one and on-half percent (1.5%) per month compounded, or the maximum interest rate allowed by applicable law, whichever is less.

ARTICLE 7      REPORTS, RECORDS AND AUDITS

7.01         Starting with the first sale of Licensed Product or Practice of Licensed Process for which Net Sales has been received by Licensee, or for which a sublicensing Royalty has been received, Licensee shall, without request by University, and within forty-five (45) days of the respective period, render to University written accounts for each calendar quarter of the Net Sales of Licensed Products and/or Licensed Processes subject to royalty hereunder made during the prior three (3) month period and shall simultaneously pay to University the royalties due on such Net Sales, if any, in United States Dollars.  Minimum annual royalties, if any, that are due University for any calendar year, shall be paid by Licensee along with the written report due under this Agreement.  The written report shall be in the form of the report of Appendix D.

7.02         Licensee shall keep accurate records in sufficient detail to reflect its operations under this Agreement and to enable the royalties accrued and payable under this Agreement to be determined.  Such records shall be retained for at least three (3) years after the close of the period to which they pertain, or for such longer time as may be required to finally resolve any question or discrepancy raised by University.

7.03         Upon the request of University, with reasonable notice, but not more frequently than once a year, Licensee shall permit an independent public accountant selected and paid by University to have access during regular business hours to such records as may be necessary to verify the accuracy of royalty payments made or payable hereunder.  Said accountant shall disclose information acquired to University only to the extent that it should properly have been contained in the royalty reports required under this Agreement. If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall reimburse University for the cost of the inspection and pay the amount of the underpayment including any interest as required by this Agreement.

7.04         Licensee acknowledges that University is subject to the Colorado Public Records Act (C.R.S. §§ 24-72-201 et seq.).  All plans and reports marked “Confidential” shall be treated by University as confidential to the extent permitted under §§ 24-72-204.

7.05         Each Party shall vigilantly protect the confidential information related to the Patent Rights and Know-How from disclosure to third parties; and no such disclosure shall be made without the disclosing Party’s written permission.  All written documents containing confidential information and other material in tangible form received by either Party under this Agreement shall remain the property of the disclosing Party, and such documents and materials, together with copies of excerpts thereof, shall promptly be returned to disclosing Party upon request, except one copy may be retained for archival purposes.

ARTICLE 8      SPONSORED RESEARCH

8.01         Licensee shall sponsor research related to Licensed Process(es) and Licensed Product(s) at University, to be memorialized in a separate Sponsored Research Agreement (“SRA”) to be negotiated between University and Licensee.    Licensee agrees that the SRA will include Licensee’s obligation to make the following payments to, or for the benefit of, the lab of Dr. Newell at the University of Colorado, each of said payments to have an indirect cost rate as determined by UCCS administration: Twenty Five Thousand Dollars ($25,000.00) on the first day of each of April, July, and October of 2008, and of each April, July, and October and January thereafter,  ending with the payment in January 2012, provided that at the time any such payment is due, Dr. Newell is employed by University.  Any Improvements and Independent Inventions resulting from such research shall be subject to Article 3 of this Agreement.

ARTICLE 9      DUE DILIGENCE AND PERFORMANCE

9.01         Licensee shall use its best efforts to bring Licensed Products and Licensed Processes to market through a thorough, vigorous and diligent program for exploitation of the Patent Rights, to develop manufacturing capabilities, to continue active, diligent marketing efforts, and to satisfy the needs of such market with the Licensed Products and Licensed Processes throughout the life of this Agreement.  Licensee acknowledges and agrees to the performance milestones defined in Appendix E.

9.02         Licensee agrees to develop a vigorous sublicensing program to effect commercialization of Licensed Products and Licensed Processes in any Field of Use or Territory that Licensee decides not to exploit for its own self.

Article 10      PATENTS, COSTS, AND ENFORCEMENT

10.01       Licensee shall reimburse University within thirty (30) days of University’s invoice, an amount of unreimbursed patent expenses (currently estimated at $3,500.00) incurred by University through the Effective Date of this Agreement.  Remaining costs incurred from August 31, 2007 through the Effective Date of this Agreement shall be invoiced by University and paid by Licensee within thirty (30) days of invoice.

10.02       Licensee shall control the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Patent Rights on or after the Effective Date including all costs, associated with the perfection and maintenance of Patent Rights. Licensee’s patent counsel shall keep University advised as to the status of the Patent Rights by providing University, in a timely manner prior to their due date, with copies of all official documents and correspondence relating to the prosecution, maintenance, and validity of the Patent Rights.  Licensee shall consult with University in such prosecution and maintenance, shall diligently seek University’s advice on all matters pertaining to the Patent Rights, shall diligently seek strong and broad claims under the Patent Rights, and shall not abandon prosecution of any patent application without first notifying University sixty (60) days prior to any bar date, of Licensee’s intention and reason therefore, and providing University with reasonable opportunity to assume responsibility for prosecution, maintenance and associated costs of such patents and patent applications.  If University pursues such patent protection, then from that time forward all such patent applications and any patents arising there from shall no longer be considered Patent Rights under this Agreement and Licensee shall forfeit all rights under this Agreement to such patent applications and any patents arising there from.

10.03       No claims of the Patent Rights shall be significantly modified, deleted, or abandoned by Licensee or its patent counsel without the express, prior written approval of University.  Such approval shall not be unreasonably withheld or delayed, and if an objection by University not given within 45 days then University approval shall be deemed given.  Licensee’s obligations under this Article 10.03 shall include, without limitation, an obligation to inform University in a timely manner that Licensee will not pursue patents in any foreign countries where patent protection may be available such that University may prosecute patents in such countries if University so desires.  If University pursues such foreign patent protection, then from that time forward all such subject patent applications and any patents arising there from shall no longer be considered Patent Rights under this Agreement and Licensee shall forfeit all rights under this Agreement to such patent applications and any patents arising there from.  University shall be responsible for all costs associated with those patent applications and patents it decides to pursue and maintain.

10.04       At any time, University may provide Licensee with written notice that University wishes to resume control, at University’s expense, of the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Patent Rights.  If University elects to resume such responsibilities, Licensee agrees to cooperate fully with University, its attorneys, and agents in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents and to provide University with complete copies of any and all documents or other materials that University deems necessary to undertake such responsibilities.  The forfeiture provisions of Articles 10.02 and 10.03 shall not apply to Patent Rights in patent applications, and patents arising therefrom, referred to in this Article 10.04.

10.05      University and Licensee agree to inform the other party promptly in writing of any suspected infringement of the Patent Rights by a third party.  During the exclusive period of this license, Licensee shall have the first right to bring an infringement action to enforce the Patent Rights.  Licensee shall notify University within ninety (90) days of receiving notice of an alleged infringement of its intention, or lack thereof, to enforce the Patent Rights. In any such action, Licensee, may, at it option, join University as a plaintiff.  If Licensee declines to institute suit, University shall have the right to institute an action for infringement of the Patent Rights against such third party.  Any action for infringement shall be managed in accordance with the following:

(a)           For any suit brought in Licensee’s name or in both parties’ names, the out-of-pocket costs thereof shall be borne by Licensee. For any recovery or settlement, Licensee shall first be reimbursed for its out-of-pocket costs and then Licensee shall pay University the portion of the recovery or settlement for past infringement for royalties due, or an appropriate compensation in the event of a cross-license or other non-cash settlement.  University, at its option, may be represented by separate counsel of its own selection, the fees for which shall be paid by University.

(b)           If Licensee declines to institute suit, University may, but is not obligated to, institute suit.  If University decides to institute suit, it shall notify Licensee in writing.  Licensee’s failure to notify University in writing within thirty (30) days after the date of University’s notice, that it will join in enforcing the Patent Rights pursuant to the terms hereof, shall be deemed conclusively to be Licensee’s assignment to University of all rights, causes of action, and damages resulting from any such alleged infringement.  University shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery or settlement; and

(c)           If Licensee undertakes to defend the Patent Rights by litigation, Licensee may deduct from its royalty payments to University with respect to the Patent Rights subject to suit an amount not exceeding fifty (50%) of Licensee's expenses and costs of such action, including reasonable attorney's fees, provided however, that such reduction shall not exceed fifty percent (50%) of the total royalty due to University for each calendar year.

10.06       In the event that an action alleging invalidity or non-infringement of any of the Patent Rights shall be brought against Licensee by declaratory judgment action or raised by way of counterclaim or affirmative defense in an infringement suit brought by Licensee under Article 10.05, pursuant to this Agreement and the provisions of Chapter 29 of Title 35, U.S. Code or other statutes, Licensee may:

(a)           defend the suit in its own name, at its own expense, and on its own behalf for presumably valid claims in the Patent Rights; (b) in any such suit, ultimately to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement consistent with Article 10.05; and

(b)           settle any claim or suit for declaratory judgment involving the Patent Rights, except that Licensee shall have no right to deny the validity of any patent, patent claim, or patent application included in the Patent Rights in any compromise or settlement of any claim or suit for declaratory judgment without the express prior written consent of University; provided however, that University shall have the first right to take such actions described in (a) and (b) and shall have a continuing right to intervene in such suit.  Licensee shall take no action to compel University either to initiate or to join in any such declaratory judgment action.  If Licensee elects not to defend against such declaratory judgment action, University, at its option, may do so at its own expense and shall be entitled to retain the entire amount of any recovery or settlement.

10.07       In all cases, Licensee agrees to keep University reasonably apprised of the status and progress of any litigation.

ARTICLE 11      WARRANTIES, INDEMNIFICATIONS AND INSURANCE

11.01       UNIVERSITY MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE, SUBLICENSEE(S), OR THEIR VENDEES OR OTHER TRANSFEREES OF LICENSED PRODUCTS OR LICENSED PROCESSES INCORPORATING OR MADE BY USE OF THE PATENT RIGHTS.  THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OR SALE OF SUCH PRODUCTS OR PROCESSES WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, SERVICE MARK, OR OTHER RIGHTS.

11.02       Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed as:

(a)           A warranty or representation by University as to rights in Know-How or the validity or scope of any of the Patent Rights;

(b)           A warranty or representation that the Patent Rights or anything made, used, sold or otherwise disposed of under the License will or will not infringe patents, copyrights or other rights of third parties; or

(c)           An obligation to furnish any know-how or technology not agreed to in this Agreement, to bring or prosecute actions or suits against third parties for infringement or to provide any services other than those specified in this Agreement.

11.03       Except to the extent of University’s own negligence, Licensee shall indemnify, defend, and hold University, its regents, employees, students, officers, agents, affiliates, and representatives harmless from and against all liability, demands, damages, losses, and expenses (including attorney fees), for death, personal injury, illness, property damage, noncompliance with applicable laws and any other claim, proceeding, demand, expense and liability of any kind whatsoever in connection with or arising out of:

(a)           the use by or on behalf of Licensee, its sublicensees, Affiliates, directors, officers, employees, or third parties of any Patent Rights;

(b)           the design, manufacture, production, distribution, advertisement, consumption, sale, lease, sublicense or use of any Licensed Product(s), Licensed Process(es) or materials by Licensee, or other products or processes developed in connection with or arising out of the Patent Rights; or

(c)           any right or obligation of Licensee under this Agreement.

11.04       Licensee shall obtain general liability insurance, including product liability insurance, on such terms and in such amounts as are reasonable and customary within its industry for companies similarly situated.

ARTICLE 12      DURATION, TERMINATION AND CONVERSION

12.01       This Agreement shall become effective as of the Effective Date and shall expire on the expiration date of the last to expire patents within Patent Rights.

12.02       Licensee may terminate this Agreement at any time on ninety (90) days written notice to University if Licensee:

(a)           pays all amounts due as well as all non-cancelable costs to University through the termination date;

(b)           submits a final report of the type described in Article 7;

(c)           returns any confidential materials provided to Licensee by University in connection with this Agreement;

(d)           suspends its use and sales of the Licensed Product(s) and Licensed Process(es); provided however, that subject to making the payments required by Article 6 and the reports required by Article 7, Licensee may, for a period of ninety (90) days after the effective date of such termination, sell all Licensed Products that may be in inventory; and

(e)           provides University the right to access any regulatory information filed with any U.S. or foreign government agency with respect to Licensed Products and Licensed Processes.

12.03      University may terminate this Agreement in the event that:

(a)           Licensee fails to pay University any amounts when due to University hereunder and Licensee fails to make such payment within sixty (60) days of prior written notice;

(b)           Licensee voluntarily files for Chapter 7 under the Bankruptcy Act; or

(c)           Licensee is in breach or default of this Agreement other than those occurrences listed in Articles 12.03(a) and 12.03(b) and Licensee fails to cure the breach or default within  ninety (90) days of written notice of the breach or default. Events constituting a breach or default shall include, but are not limited to, the following:

(i)            failure by Licensee to meet any due diligence requirement of Appendix E; in this event, University retains the right to convert this Agreement to a non-exclusive Agreement.

(ii)           operation, manufacture, use of or sale of the Licensed Products or Licensed Processes outside the Fields of Use or Territory;

(iii)           failure to keep adequate records or permit inspection or audit.

(d)           Licensee, directly or indirectly, challenges or causes to be challenged the validity or enforceability of any Patent Rights, or Licensor’s ownership of any Patent Right before any court, agency or tribunal.

(e)           Termination shall be effected by written notice after the period of time referred to in the relevant Article 12.03(a) or 12.03(c) or the event referred to in Article 12.03(d) and shall be effective immediately upon such written notice.

ARTICLE 13      MISCELLANEOUS

13.01      This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.  However, Licensee may not assign its rights in this Agreement without prior written approval by University, such approval not to be unreasonably withheld or delayed.

13.02      This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

13.03       Notice hereunder shall be deemed sufficient if given by registered mail, postage prepaid, and addressed to the party to receive such notice at the address given below, or such other address as may hereafter be designated by notice in writing.

University: To: Kathe Zaslow Office of Technology Transfer University of Colorado, 588 SYS Suite 390, 4001 Discovery Drive Boulder, CO 80309-0589 CC: Lynn Pae CC: David Poticha	Licensee: ____________________ President V-Clip Pharmaceuticals, Inc 1321 Mountain View Circle Azusa, California 91702 _____________________

or to the address noticed by a party in writing or to the address of a successor in interest noticed by a party in writing.

14.04       Except as required by law or by Federal or State regulation, Licensee agrees not to identify University in any promotional advertising, press releases, sales literature or other promotional materials to be disseminated to the public or any portion thereof without University prior written consent in each case, except that Licensee may state that it has a license for the Patent Rights from University. Licensee further agrees not to use the name of University or any University faculty member, inventor, employee or student or any trademark, service mark, trade name, copyright or symbol of University, without the prior written consent of the University, entity or person whose name is sought to be used.

14.05       Licensee agrees to:

(a)	cause Licensed Products or the product of Licensed Processes sold under this license to be marked with the notice of the patent numbers or patent pending, as may be feasible and appropriate.

(b)
comply with all laws and regulations of the United States and any other country as appropriate concerning or controlling the import or export of the Licensed Products, data, software, laboratory prototypes or other commodities.  University makes no representation that a license or consent for export will not be required by applicable governmental agencies, or if required, that it will be issued.

(c)
comply with all applicable statutes, regulations, and guidelines, including applicable governmental regulations, policies and guidelines in its use of any University - supplied materials.  Licensee agrees not to use the materials for research involving human subjects or clinical trials in the United States without complying with 21 C.F.R. Part 50 and 45 C.F.R. Part 46 (as those regulations may be amended from time to time).  Licensee agrees not to use the materials for research involving human subjects or clinical trials outside of the United States without notifying University in writing, of such research or trials and complying with the applicable regulations of the appropriate national control authorities.  Written notification to University of research involving human subjects or clinical trials outside of the United States shall be given no later than sixty (60) days prior to commencement of such research or trials.

14.06       In the event of any dispute arising out of or relating to this Agreement, the affected party shall promptly notify the other party (“Notice Date”), and the parties shall attempt in good faith to resolve the matter.  Any disputes not so resolved shall be referred to senior executives, who shall meet at a mutually acceptable time and location within thirty (30) days of the Notice Date and shall attempt to negotiate a settlement.  If the senior executives fail to meet within thirty (30) days of the Notice Date, or if the matter remains unresolved for a period of sixty (60) days after the Notice Date, the parties hereby irrevocably submit to the jurisdiction of a court of competent jurisdiction in the State of Colorado, and, by execution and delivery of this Agreement, each (a) accepts, generally and unconditionally, the jurisdiction of such court and any related appellate court, and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum.

14.07      The terms and provisions contained in this Agreement constitute the entire Agreement between the parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties hereto with respect to the subject matter hereof, and no agreement or understanding varying or extending this Agreement will be binding upon either party hereto, unless in writing that specifically refers to this Agreement, signed by duly authorized officers or representatives of the respective parties, and the provisions of this Agreement not specifically amended thereby shall remain in full force and effect according to their terms.

14.08      The provisions and clauses of this Agreement are severable, and in the event that any provision or clause is determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability will not in any way affect the validity or enforceability of the remaining provisions and clauses hereof.

14.09      This Agreement does not establish a joint venture, agency or partnership between the parties, nor create an employer - employee relationship.

14.10      The parties agree that nothing in this Agreement is intended or shall be construed as a waiver, either express or implied, of any of the immunities, rights, benefits, defenses or protections provided to University under governmental or sovereign immunity laws from time to time applicable to University, including, without limitation, the Colorado Governmental Immunity Act (C.R.S. §§ 24-10-101, et seq.) and the Eleventh Amendment to the United States Constitution.

14.11      Any provisions of this Agreement that by its nature is intended to survive, shall survive any termination or expiration of this Agreement.

14.12      This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties hereto.  Licensee may not assign its rights in this Agreement without prior written approval by University, such approval not to be unreasonably withheld or delayed, provided, however, that Licensee may assign its rights to Viral Genetics, Inc. in connection with a merger of V-Clip into Viral Genetics without the prior approval of University.

14.13      This agreement may be executed in counterpart, and photocopy, facsimile, electronic or other copies shall have the same effect for all purposes as an ink-signed original.

Signature Page Follows

IN WITNESS WHEREOF the parties hereto have caused this Agreement, which is effective on the date of the last to sign below, to be executed in duplicate by their respective duly authorized officers.

University: By: _________________________________ Title: _________________________________ Date: _________________________________ Office of Technology Transfer University of Colorado	V-Clip Pharmaceuticals, Inc.: By: _________________________________ Title: President Date: _________________________________ .
Viral Genetics, Inc.: By: _________________________________ Title: President Date: _________________________________ Viral Genetics, Inc

APPENDIX A
PATENT RIGHTS

INVENTION DISCLOSURES

INVENTION DISCLOSURE: CU1760C

United States Patent Application No. 60/886,852, Titled “METHODS OF MODULATING IMMUNE FUNCTION THROUGH TARGETING OF INVARIANT CHAIN/CD74 AND CLIP”

and

United States Patent Application No. 60/906,731, titled “IMMUNE MECHANISM FOR THE DEPLETION OF CD4+ T CELLS”.

INVENTION DISCLOSURES: CU1969C and CU1971C

United States Patent Application No. No. 61/000,152, filed October 23, 2007, titled “COMPETITIVE INHIBITORS OF INVARIANT CHAIN EXPRESSION AND/OR ECTOPIC CLIP BINDING”.

APPENDIX  B

FIELD OF USE and TERRITORY

Field of Use:  The diagnosis and treatment of HIV, AIDS, Hepatitis C, and Herpes.

Territory:  worldwide

APPENDIX C

ROYALTIES

License Issue Fee:

Within 30 days of the Effective Date, Licensee shall issue to University License Equity Holdings, Inc., a Colorado nonprofit corporation ("ULEHI"), shares of V-Clip's common stock representing six percent (6%) of all outstanding shares of capital stock of V-Clip on a fully diluted basis (the "Percentage Ownership").  Such shares shall be issued pursuant to ULEHI's standard form stock subscription agreement, a copy of which is attached hereto.  The Percentage Ownership shall remain at six percent (6%) and shall have anti-dilution until such time as:

(a)        V-Clip shall at any time sell equity securities to third parties (“New Shares”) for cumulative cash consideration of more than $2 million (the Anti-Dilution Threshold”) -- in the event that V-Clip sells New Shares for cumulative cash consideration below and up to the Anti-Dilution Threshold, ULEHI shall receive and V-Clip shall issue additional shares of common stock of V-Clip in an amount such that ULEHI remains at the Percentage Ownership; or

(b)      V-Clip is merged with and into Viral Genetics, Inc.

Minimum annual royalty:

Twenty Five Thousand Dollars ($25,000.00) by January 1, 2009.

Twenty Five Thousand Dollars ($25,000.00) in each calendar year thereafter until first commercial sales occur.

Seventy Five Thousand Dollars ($75,000.00) in each calendar year after first commercial sales occur.

Earned royalty:  [REDACTED] Percent ([REDACTED]) of Net Sales from sales in developed countries, and [REDACTED] Percent ([REDACTED]%) from sales in undeveloped countries.  Developed countries are herein defined as United States of America, Canada, Western and Eastern Europe, Japan, Australia, New Zealand, Israel, Russia, and other countries of the former Soviet Union, Hong Kong, Singapore, South Korea, Taiwan.  Undeveloped countries are herein defined as countries other than developed countries.

Benchmark royalties as follows:

Provided that a patent has issued on the subject matter, the following amounts shall be paid to University within ninety (90) days of the following events:

1.	[REDACTED]upon filing each Investigational New Drug Application (INDA) with the Food and Drug Administration (FDA) or with the European Agency for the Evaluation of Medicinal Products (EMEA)
2.	[REDACTED]within ninety (90) days of each first indication in Phase I.
3.	[REDACTED]within ninety (90) days of the first indication in Phase II.
4.	[REDACTED]within ninety (90) days of each first indication in Phase III.
5.	[REDACTED]within ninety (90) days FDA approval of a first indication.
6.	One-half of all aforementioned milestones for each second and subsequent indications.

Payment of sublicensing royalties as follows:

Sublicensing royalties payable to the University shall be, with respect to each sublicense, in accordance with the following, but not to exceed the Earned Royalty rate in the case of royalties paid by a sublicensee on Net Sales by a sublicensee:

1.	For the first twelve (12) months	[REDACTED]of Sublicense Revenue.
2.	From month 13 through month 36	[REDACTED]of Sublicense Revenue.
3.	After month 36	[REDACTED]of Sublicense Revenue.

APPENDIX D

FORM OF ROYALTY REPORT

ROYALTY REPORT

Licensee:			CU Case No.:
Inventor:			Patent #:
Period Covered: From:	/	/	Through:	/	/
Prepared By:			Date:
Approved By:			Date:

If license covers several major product lines, please prepare a separate report for each line.  Then combine all product lines into a summary report.

Report Type:     ____ Single Product Line Report:  _____________________________
____ Multiproduct Summary Report.  Page 1 of _____ Pages
____ Product Line Detail.  Line: _____ Trademark: _____    Pages: _____

Report Currency: _____ U.S. Dollars     _____      Other_________________________

	Gross	* Less:	Net	Royalty	Period Royalty Amount
Country	Sales	Allowances	Sales	Rate	This Year	Last Year
U.S.A.
Canada
Europe

Japan
Other:

TOTAL:

Sublicense Fees this quarter: $________ (attach page showing names, addresses, and telephone numbers; and amount of fees received; territory; field of use)

Total Royalty: $________  Conversion Rate: ________    Royalty U.S. Dollars: $______

APPENDIX E

PERFORMANCE MILESTONES

Licensee shall use reasonable efforts to proceed with the development, manufacture, exploitation and sale or lease of Licensed Products and Licensed Processes and to diligently develop markets for the Licensed Products and Licensed Processes as follows:

[REDACTED]